Exhibit 99.1

Solarius Capital Acquisition Corp. Announces Pricing of $150 million IPO

NEW YORK, NY, July 15, 2025 (GLOBE NEWSWIRE) — Solarius Capital Acquisition Corp. (the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. Each unit consists of one Class A ordinary share and one-half of one redeemable warrant, each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. Only whole warrants will be exercisable. The units will be listed on the Nasdaq Global Market (“Nasdaq”) and trade under the ticker symbol “SOCAU” beginning on July 16, 2025. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “SOCA” and “SOCAW,” respectively. The offering is expected to close on July 17, 2025, subject to customary closing conditions.

Solarius Capital Acquisition Corp. is a special purpose acquisition company (a “SPAC”), whose business purpose is to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any industry, sector or geographical location, it intends to focus on targets that complement its management team’s background and experience, including in the asset management, wealth management and financial services markets, and intends to seek businesses with enterprise values of approximately $500 million to $2 billion.

Stifel, Nicolaus & Company, Incorporated (“Stifel”) is acting as the representative of the underwriters for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained from Stifel, Attention: Syndicate Department, One South Street, 15th Floor, Baltimore, Maryland 21202, by telephone at (855) 300-7136 or by email at SyndProspectus@Stifel.com.

A registration statement relating to these securities has been declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on July 15, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any State or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

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INVESTOR AND MEDIA CONTACT:

Richard H. Haywood, Jr.

Chief Executive Officer

(203) 617-0223